Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

BRT Apartments Corp.
Great Neck, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-233555, 333-213162, 333-190686, 333-160569, 333-128458, and 333-118915) and Form S-8 (Nos. 333-223620, 333-210168, 333-182044, 333-159903, 333-104461 and 333-101681) of BRT Apartments Corp. of our report dated December 18, 2018, relating to the statement of revenues and certain expenses of Village at Lakeside Apartments, located at 1309 Gatewood Drive, Auburn, Alabama for the year ended December 31, 2018, which appears in this Current Report on Form 8-K of BRT Apartments Corp.

/s/ BDO USA, LLP

New York, New York
September 18, 2019